UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
April 7, 2009
(Date of earliest event reported)
HealthMarkets, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14953	75-2044750
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

9151 Boulevard 26, North Richland Hills, Texas		76180
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (817) 255-5200
(former name and address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On April 7, 2009, Ryan Sprott was elected to the Board of Directors of HealthMarkets, Inc. (the “Company”). He will serve until the next annual meeting of the Company’s stockholders and the election and qualification of his successor, or until his death, resignation or removal, whichever shall occur first. Mr. Sprott has been appointed to serve as a member of the Executive Committee, Investment Committee and Nominating Committee of the Board of Directors.
Mr. Sprott is a Managing Director of Credit Suisse in the Asset Management division, based in New York. He is a Partner of DLJ Merchant Banking Partners, the Bank’s private equity investment business. Mr. Sprott joined Credit Suisse First Boston in 1996 working in the Natural Resources Group within the Investment Banking Department and then in 1998 he joined the Private Equity group focusing on middle market buyout and growth investments. Mr. Sprott is also a director of Hard Rock Hotel Holdings (operator of the Hard Rock Hotel and Casino in Las Vegas), Specialized Technology Resources, Gateway Energy Services, United Site Services, DenMat Holdings as well as various other companies.
In accordance with the Company’s stockholders agreement, certain directors of the Company are nominated by the Company’s private equity investors, including affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners (“DLJ”). Mr. Sprott was nominated to the Board of Directors by DLJ to replace Kamil M. Salame, a director previously nominated by DLJ who resigned from the Board of Directors effective April 1, 2009.
As previously disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission, the Company is party to a number of material transactions with affiliates of DLJ. The Company believes that the terms of such transactions are and have been on terms no less favorable to the Company that could have been obtained in arms’ length transactions with unrelated third parties.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HEALTHMARKETS, INC.

By:	/s/ B. Curtis Westen
Name: B. Curtis Westen
Title: Executive Vice President &
General Counsel
Dated: April 13, 2009